Putnam American Government Income Fund, March 31, 2014
Semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		5,497
Class B	   	  57
Class C	   	 108
Class M           13

72DD2 (000s omitted)

Class R           70
Class R5           0
Class R6          29
Class Y	   	 276

73A1

Class A	 	0.098
Class B	 	0.064
Class C	 	0.064
Class M	 	0.086

73A2

Class R		0.086
Class R5	0.110
Class R6	0.115
Class Y		0.110


74U1	(000s omitted)

Class A		55,123
Class B		826
Class C		1,525
Class M		158

74U2	(000s omitted)

Class R		780
Class R5       	1
Class R6	248
Class Y		2,984

74V1

Class A		9.06
Class B		8.99
Class C		9.03
Class M		9.14

74V2


Class R		9.08
Class R5	9.05
Class R6	9.04
Class Y		9.04


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.